Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-204042 on Form S-3 of our report dated March 2, 2015 relating to the consolidated financial statements and financial statement schedule of Otter Tail Corporation, and the effectiveness of Otter Tail Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Otter Tail Corporation for the year ended December 31, 2014 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN

October 13, 2015